Exhibit 4.2

CONTINGENT PERFORMANCE STOCK GRANT AGREEMENT
SUMMARY OF STOCK GRANT

By the signature of the Company’s representative on the signature page, the Company is hereby granting you contingent performance shares of common stock subject to the terms and conditions of the Evolution Petroleum Corporation 2016 Equity Incentive Plan, which has been provided to you, and the Contingent Performance Stock Grant Agreement, which is attached to and made a part of this document.

Name of Transferee:

Total Number of Transferred Shares:

Sales Price per Share:	None (Compensation for Services)

Fair Market Value per Share on Date of Grant:

Termination of Vesting Period

Date of Transfer:	Contingent, See Vesting Provisions

Vesting Provisions:	See below

a)	As to ______ shares, vesting shall occur if…

If vesting has not occurred as of _____________, this Agreement will be terminated and no further vesting may occur. However, if audited results for the fiscal year ended ____________ are not available by that date, the vesting period for shares that are dependent on such audited results shall be extended until such audited results are available.

EVOLUTION PETROLEUM CORPORATION
2016 EQUITY INCENTIVE PLAN
CONTINGENT PERFORMANCE STOCK GRANT AGREEMENT

Section 1. Acquisition of Shares

(a)           Transfer. On the terms and conditions set forth in the Summary of Stock Grant and this Agreement, the Company will sell to the Transferee, and the Transferee agrees to purchase, the number of Shares set forth in the Summary of Stock Grant at the Sale Price, as set forth above. The transfer shall occur at the offices of the Company on the date of the first meeting of the Company’s Board of Directors immediately following the occurrence of the applicable vesting provision date set forth in the Summary of Stock Grant, after verification by the Board of Directors, or at such other place and time as the parties may agree.

(b)           Consideration.  The Transferee and the Company agree that the Transferred Shares are being issued to the Transferee at the Sale Price per Share, as set forth in the Summary of Stock Grant, as consideration for the services performed as an Employee, Outside Director or Consultant of the Company.

(c)           Stock Plan and Defined Terms. The transfer of the Transferred Shares is subject to the Plan, a copy of which the Transferee acknowledges having received. The provisions of the Plan are incorporated into this Agreement by this reference. Capitalized terms are defined in Section 16 of this Agreement.  Capitalized terms not defined herein shall have the meaning given such terms in the Plan.

Section 2. Vesting Provisions

(a)           Vesting. The Shares shall become vested in accordance with the vesting schedule set forth in the Summary of Stock Grant. The Administrator may, at its sole discretion, accelerate the vesting at any time.

(b)           Accelerated Vesting.  In addition to the terms of the Plan, the Company hereby agrees that all or part of the Restricted Shares shall vest prior to their original vesting terms at the time or times set forth below:

(i)            If the Company is subject to a Change in Control (as defined below in this Agreement and not as defined in the Plan) before the Transferee’s employment terminates, the Restricted Shares shall vest (1) in full, immediately prior to the Change in Control, if and only if the surviving corporation or its parent acquires 100% of the outstanding common stock of the Company or the substantial assets of the Company and the common stock ceases to be publicly traded after the Change in Control; (2) in full if Transferee is subject to an Involuntary Termination (defined below) within 12 months after the Change in Control; or (3) in all other circumstances, in whole or part, subject to policies and discretion of the Board of Directors of the Company. All other terms and conditions shall remain unchanged.

(ii)          In the event of any death or Own Occupation Disability of Transferee, the Transferred Shares shall vest.

(d)           Termination of Vesting. In the event that the Transferee is not serving as an Employee, Director or Outside Director or Consultant of the Company and any portion of the Transferred Shares have not vested, this Agreement shall be terminated and any unvested shares shall be forfeited. The Company shall make no payment for unvested Shares that are forfeited. For purposes of this provision, the vesting period shall not include the time required for verification of vesting by the Board of Directors at a meeting subsequent to the vesting date.

(e)           Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Restricted Shares or into which such Restricted Shares thereby become convertible shall immediately be subject to the Forfeiture Condition. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Restricted Shares.

Section 3. Other Restrictions on Transfer

(a)           Transferee Representations. In connection with the issuance and acquisition of Shares under this Agreement, the Transferee hereby represents and warrants to the Company as follows:

(i)            The Transferee understands that the Transferred Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Form S-8, and Transferee acknowledges receipt of the Plan and a prospectus under such Form S-8.

 (ii)         The Transferee will not sell, transfer or otherwise dispose of his or her interests in the Transferred Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act.  The Transferee agrees that he or she will not dispose of his or her interests in the Transferred Shares unless and until he or she has complied with all requirements of this Agreement applicable to the disposition of Transferred Shares and he or she has provided the Company with written assurances, in substance and form satisfactory to the Company, that (A) the proposed disposition does not require registration of the Transferred Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Transferred Shares under applicable state law.

(b)           Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Transferred Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(c)           Rights of the Company. The Company shall not be required to (i) transfer on its books any Transferred Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Transferred Shares, or otherwise to accord voting, dividend or liquidation rights to, any Subsequent Transferee to whom Transferred Shares have been transferred in contravention of this Agreement.

Section 4. Successors and Assigns

Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon the Transferee and the Transferee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

Section 5. No Retention Rights

Nothing in this Agreement or in the Plan shall confer upon the Transferee any right to continue providing services to the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Transferee, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without cause.

Section 6. Tax Election

Section 83 of the Code does not apply in the case of this Contingent Performance Stock Grant.

Section 7. Tax Withholding

(a) Regardless of any action the Company or Transferee takes with respect to any or all income tax (including federal, state or local taxes), social insurance, payroll tax or other applicable taxes (“Tax Liabilities”) in connection with the acquisition of Transferred Shares, Transferee hereby acknowledges and agrees that the ultimate liability for all Tax Liabilities legally due by Transferee is and remains the responsibility of the Transferee.

(b) Transferee further acknowledges and agrees that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax Liabilities in connection with any aspect of the acquisition of Transferred Shares, including, but not limited to, the grant or vesting of the Transferred Shares, the subsequent sale of Transferred Shares and the receipt of any dividends; and (ii) does not commit to structure the terms of the acquisition of Transferred Shares or any aspect of the acquisition of Transferred Shares to reduce or eliminate Transferee’s Tax Liabilities.

(c) Transferee agrees to pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations for Tax Liabilities legally due by Transferee. In this regard, Transferee authorizes the Company, at the Company’s discretion and if permissible by law, to satisfy the obligations with regard to all Tax Liabilities legally payable by Transferee by one or a combination of the following:

(i) withholding of Transferred Shares registered in the Transferee’s name and held on the stock transfer books of the Company with a Fair Market Value at least equal to the minimum required withholding amount for Tax Liabilities, but up to the Grantee’s expected maximum marginal income tax rates, both federal and state, as applicable, for Tax Liabilities, provided, however, that to avoid withholding any fractional Transferred Shares, the Company may round up to the next nearest number of whole Transferred Shares, as long as the Company withholds no more than a single whole Transferred Share in excess of the withholding obligation for Tax Liabilities. (For example, if the withholding obligation for Tax Liabilities is $225 and the Fair Market Value of the Transferred Share is $50, then the Company may withhold up to five (5) Transferred Shares.) Transferred Shares subject to withholding under this sub-section will be deducted from the total number of Transferred Shares available to Transferee upon the vesting of the Transferred Shares; or

(ii) withholding from Transferee’s wages or other cash compensation paid to Transferee by the Company; or

(iii) selling or arranging for the sale of Transferred Shares in amounts specified in paragraph (c)(i) of this section 7.

The Company will remit the total amount withheld for Tax Liabilities to the appropriate tax authorities.

(d) The Transferee shall pay to the Company any amount of Tax Liabilities that the Company may be required to withhold as a result of Transferee’s acquisition or vesting of Transferred Shares, the payment of dividends or the sale of Transferred Shares that cannot be satisfied by one or more of the means previously described. The Company shall not be required to release the Transferred Shares from the stop-transfer instructions, its custody or escrow unless and until Transferee complies with his or her obligations in connection with the Tax Liabilities as described in this section.

Section 8. Legends

Any certificates evidencing Transferred Shares may bear such legends as are deemed necessary by the legal counsel of the Company. If required by the authorities of any state in connection with the issuance of the Transferred Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

Section 9. Notice

Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with a nationally recognized overnight courier service, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to the Transferee at the address that he or she most recently provided to the Company in accordance with this Section 9.

Section 10. Entire Agreement

The Summary of Stock Grant, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

Section 11. Choice of Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, as such laws are applied to contracts entered into and performed in such State.

Section 12. Amendment

The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Transferred Stock in this Agreement does not create any contractual right or other right to receive any other grants in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Transferee’s employment with the Company.
The Company has the right to amend, alter, suspend, discontinue or cancel the Transferred Stock which has not yet vested, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Transferee’s material rights under this Agreement without the Transferee’s consent; provided that the Company may amend or modify this Agreement to the extent that the Company determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Code Section 409A; provided that, any such amendment or modification of an Award made pursuant to this Section 12 shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Code Section 409A.
The amendment or modification of any Restricted Stock Grant pursuant to this Section 12 shall be at the Company’s sole discretion and the Company shall not be obligated to amend or modify any such Grant or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Company’s failure to make any such amendments or modifications for purposes of complying with Code Section 409A or for any other purpose. To the extent the Company amends or modifies a Restricted Stock Grant pursuant to this Section 12, the Transferee shall receive notification of any such changes to his or her Restricted Stock Grant and, unless the Company determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the Restricted Stock Grant and this Agreement.
Section 13. Clawbacks
Transferee shall be required to forfeit or reimburse the Company with respect to the Transferred Stock granted under this Agreement and the Plan to the extent required by any clawback or recoupment policy of the Company now in effect or as may be adopted by the Company from time to time as required by Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as otherwise required by applicable law.
Section 14. Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
Section 15. Acceptance
The Transferee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Transferee has read and understands the terms and provisions thereof, and accepts the Transferred Stock subject to all of the terms and conditions of the Plan and this Agreement. The Transferee acknowledges that there he or she has been advised to consult a tax advisor to understand the tax consequences of such grant, vesting and disposition
 Section 16. Definitions

(a)           “Agreement” shall mean this Contingent Performance Stock Grant Agreement.

(b)           “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time or, if a Committee has been appointed, such Committee.

(c)           “Change in Control” shall mean (1) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not controlling stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; OR (2) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

(d)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           “Committee” shall mean a committee of the Board of Directors, as described in Section 2 of the Plan.

(f)            “Company” shall mean Evolution Petroleum Corporation, a Nevada corporation.

(g)           “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

(h)           “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(i)	“Fair Market Value” shall have the meaning assigned to it in the Plan.

(j)           Intentionally left blank.

(k)           “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

(l)            “Involuntary Termination” shall mean the termination of the Transferee’s employment by reason of: (1) The involuntary discharge of the Transferee by the Company for reasons other than Cause (as defined in Transferee’s employment agreement with the Company, if applicable); or (2) The voluntary resignation of the Transferee following a reduction in the Transferee’s base salary, a substantial reduction of the responsibilities, authority or scope of work of Transferee, or receipt of notice that the Transferee’s principal workplace will be materially relocated.

(m)          “Outside Director” shall mean a member of the Board of Directors who is not an Employee.

(n)           “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(o)           “Plan” shall mean the Evolution Petroleum Corporation 2016 Equity Incentive Plan.

(p)           “Restricted Share” shall mean a Share that is not yet vested under the Vesting Provisions.

(q)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(r)            “Service” shall mean service as an Employee, Director or Consultant.

(s)           “Share” shall mean one share of Stock, as adjusted in accordance with Section 14 of the Plan (if applicable).

(t)            “Stock” shall mean the Common Stock of the Company, with a par value of $0.001 per Share.

(u)           “Subsequent Transferee” shall mean any person to whom the Transferee has directly or indirectly transferred any Transferred Shares.

(v)           “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w)          “Summary of Stock Grant” shall mean the document so entitled to which this Agreement is attached.

(x)            “Transferee” shall mean the individual named in the Summary of Stock Grant.

(y)           “Transfer Notice” shall mean the notice of a proposed transfer of Transferred Shares described in Section 3.

(z)            “Transferred Shares” shall mean the Shares acquired by the Transferee pursuant to this Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Contingent Performance Stock Grant Agreement in exchange for services, as set forth in the Summary of Stock Grant.

EVOLUTION PETROLEUM CORPORATION

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